UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ ☒ ☐	Preliminary Proxy Statement Definitive Proxy Statement Definitive Additional Materials	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Soliciting Material Pursuant to Section 240.14a-12

ELECTRONICS FOR IMAGING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ELECTRONICS FOR IMAGING, INC.

303 Velocity Way

Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 27, 2010

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), will be held on Thursday, May 27, 2010 at 9:00 a.m., Pacific Time, at the Company’s corporate headquarters, 303 Velocity Way, Foster City, California 94404 for the following purposes:

1.	To elect six (6) directors to hold office until the next annual meeting or until their successors are duly elected and qualified.

2.	To ratify the appointment of the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has approved the proposals described in the Proxy Statement and recommends that you vote “FOR” each proposal.

Only stockholders of record at the close of business on April 16, 2010 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to submit your proxy electronically, by telephone or by marking, signing, dating and returning the enclosed proxy for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Sincerely,

/S/ BRYAN KO
Bryan Ko Secretary

Foster City, California

April 19, 2010

YOUR VOTE IS IMPORTANT.

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING,

YOU ARE REQUESTED TO SUBMIT YOUR PROXY ELECTRONICALLY, OR BY TELEPHONE,

AS DESCRIBED UNDER “SUBMISSION OF PROXIES; INTERNET AND TELEPHONE VOTING”

IN THE ATTACHED PROXY STATEMENT, OR

COMPLETE, SIGN AND DATE THE ENCLOSED PROXY

AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

ELECTRONICS FOR IMAGING, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

MAY 27, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, May 27, 2010 at 9:00 a.m., Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s corporate headquarters, 303 Velocity Way, Foster City, California 94404. The Company intends to mail this Proxy Statement and accompanying proxy card on or about April 23, 2010 to stockholders entitled to vote at the Annual Meeting.

At the Annual Meeting, the stockholders of the Company will be asked: (1) to elect six (6) directors to hold office until the next annual meeting or until their successors are duly elected and qualified; (2) to ratify the appointment of the Company’s independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010; and (3) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. All proxies which are properly completed, signed and returned to the Company or properly submitted electronically or by telephone prior to the Annual Meeting will be voted.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on April 16, 2010 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had outstanding and entitled to vote 45,276,250 shares of common stock. The holders of a majority of the shares entitled to vote at the Annual Meeting constitute a quorum. As of the Record Date, there were 45,276,250 outstanding shares eligible to vote. Therefore, the Company will need at least 22,638,126 shares eligible to vote present in person, by telephone or by proxy at the Annual Meeting for a quorum to exist. Each holder of record of common stock on the Record Date will be entitled to one vote per share on all matters to be voted upon by the stockholders. There is no cumulative voting for the election of directors.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, withheld votes and broker non-votes. Abstentions, withheld votes and broker non-votes are counted as present for purposes of establishing a quorum for the transaction of business at the Annual Meeting. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal. Broker non-votes occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner. Brokers, banks and other nominees typically do not have discretionary authority to vote on non-routine matters. Under the rules of the New York Stock Exchange (the “NYSE”), as amended (the “NYSE Rules”), which apply to all NYSE-licensed brokers, brokers have discretionary authority to vote on routine matters when they have not received timely voting instructions from the beneficial owner.

Stockholders choices for Proposal 1 (election of directors) are limited to “for” and “withhold.” A plurality of the shares of common stock voting in person or by proxy is required to elect each of the six (6) nominees for director under Proposal 1. A plurality means that the six (6) nominees receiving the largest number of votes cast (votes “for”) will be elected. Because the election of directors under Proposal 1 is considered to be a non-routine matter under the NYSE Rules, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 1, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Broker non-votes will have no effect on the outcome of Proposal 1 since the election of directors is based on the votes actually cast. Withheld votes will be considered for purposes of the Company’s “majority withheld vote” policy as set forth in the Company’s Board of Director Guidelines (the “Board of Director Guidelines”). The Board of Director Guidelines can be found at the Company’s website at www.efi.com.

The affirmative vote of a majority of shares entitled to vote that are present in person or by proxy is required to ratify the selection of the independent registered public accounting firm for the fiscal year ending December 31, 2010 under Proposal 2 (ratification of appointment of auditors). Abstentions have the same effect as negative votes on this proposal because they represent votes that are present, but not cast. Proposal 2 is considered to be a routine matter and, accordingly, brokers have discretionary authority to vote for the ratification of the appointment of auditors.

Adjournment of Meeting

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of shares entitled to vote present in person or by proxy at the Annual Meeting.

Submission of Proxies; Internet and Telephone Voting

If you hold shares as a registered stockholder in your own name, you should complete, sign and date the enclosed proxy card as promptly as possible and return it using the enclosed envelope. If your completed proxy card is received prior to or at the Annual Meeting, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (1) the election of the Company’s six (6) nominees as directors; (2) the ratification of the appointment of the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010; and (3) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate voting instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Solicitation

The cost of preparing, assembling, printing and mailing the Proxy Statement, the Notice of Annual Meeting and the enclosed proxy, as well as the cost of soliciting proxies relating to the Company’s proposals for the Annual Meeting, will be borne by the Company. The Company will request banks, brokers, dealers and voting trustees or other nominees to solicit their customers who are beneficial owners of shares listed of record in names of nominees and will reimburse such nominees for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram, email and personal solicitation by directors, officers and regular employees of the Company or, at the Company’s request, a proxy solicitation firm. No additional compensation will be paid to directors, officers or other regular employees of the Company for such services, but a proxy solicitation firm will be paid a customary fee if it renders solicitation services.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the Company’s principal executive office, 303 Velocity Way, Foster City, California 94404, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Stockholder Proposals To Be Presented at Next Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of stockholders to be held in 2011, pursuant to Securities and Exchange Commission (the “SEC”) Rule 14a-8, is currently expected to be December 24, 2010. The Company’s amended and restated bylaws (the “Bylaws”) also establish a deadline with respect to discretionary voting for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement. For nominations of persons for election to the Board of Directors and other business to be properly brought before the 2011 annual meeting by a stockholder, notice must be delivered to or mailed and received at the principal executive offices of the Company not earlier than the close of business on January 27, 2011 and not later than the close of business on February 28, 2011 (the “Discretionary Vote Deadline”). These deadlines are subject to change if the date of the 2011 annual meeting is more than 30 calendar days from the date of the Annual Meeting. If a stockholder gives notice of such proposal after the Discretionary Vote Deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote the shares they represent as the Board of Directors may recommend, which may include a vote against the stockholder proposal when and if the proposal is raised at the Company’s 2011 annual meeting.

Additional Copies

The Company’s Annual Report for the fiscal year ended December 31, 2009 on Form 10-K (the “Annual Report”) will be mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Except to the extent expressly incorporated by reference into this Proxy Statement, the Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material.

If you would like a copy of the Annual Report, the Company will provide one to you free of charge upon your written request to Investor Relations at Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2010: The Company’s Proxy Statement dated April 19, 2010 and Annual Report are available electronically at http://ir.efi.com/proxy.cfm.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

There are six (6) nominees, each of whom is nominated for re-election at the Annual Meeting. On April 1, 2010, James S. Greene notified the Company of his intention to not stand for re-election, resulting in one vacancy on the Board of Directors effective May 27, 2010. The Board of Directors has not nominated an individual to fill the vacancy. Votes cannot be cast, whether in person or by proxy, for more individuals than the six (6) nominees named in this Proxy Statement. Following the Annual Meeting, the Board of Directors will consist of six (6) members until the vacancy is filled.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six (6) nominees named below. In the event that any Board of Director’s nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors by the present Board of Directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. Each person has been recommended for nomination by the Nominating and Governance Committee of the Board of Directors and has been nominated by the Board of Directors for election. Each person nominated for election has agreed to serve, and the Company is not aware of any nominee who will be unable or will decline to serve, as a director. The term of office for each person elected as a director will continue until the next annual meeting of stockholders or until his successor has been duly elected and qualified, or until such director’s earlier death, resignation or removal.

On August 22, 2008, the Board of Directors amended the Board of Director Guidelines and Nominating and Governance Committee Charter to implement a majority voting policy for the election of directors in an uncontested election. Under these amendments, in the event that a nominee for director in an uncontested election receives more “withheld” votes for his or her election than “for” votes, the director must submit a resignation to the Board of Directors. The Nominating and Governance Committee of the Board of Directors will evaluate and make a recommendation to the Board of Directors with respect to the offered resignation. The Board of Directors will take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders a resignation may participate in the Nominating and Governance Committee’s or the Board of Directors’ consideration of the matter. The Company will publicly disclose the Board of Directors’ decision including, as applicable, the reasons for rejecting a resignation.

The names of the nominees, each of whom is currently a director of the Company elected by the stockholders or appointed by the Board of Directors, and certain information about them as of March 31, 2010 are set forth below.

Name of Nominee and Principal Occupation	Age	Director Since
Gill Cogan(1)(4) Founding Partner, Opus Capital Ventures LLC	58	1992
Guy Gecht Chief Executive Officer of the Company	44	2000
Thomas Georgens(3) Chief Executive Officer, President and Director, NetApp, Inc.	50	2008
Richard A. Kashnow(2)(3) Consultant, Self-Employed	68	2008
Dan Maydan(1)(2)(5) Member, Board of Trustees, Palo Alto Medical Foundation	74	1996
Fred Rosenzweig President of the Company	54	2000

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Governance Committee.
(3)	Member of the Audit Committee.
(4)	Effective as of the date of the Annual Meeting, Mr. Cogan will fill the vacancy on the Nominating and Governance Committee due to Mr. Greene not standing for re-election at the Annual Meeting.
(5)	Effective as of the date of the Annual Meeting, Mr. Maydan will fill the vacancy on the Audit Committee due to Mr. Greene not standing for re-election at the Annual Meeting.

Mr. Cogan has served as a director of the Company since 1992 and as Chairman of the Board of Directors since June 28, 2007. Mr. Cogan is a founding Partner of Opus Capital Ventures LLC, a venture capital firm established in 2005. Previously, he was the Managing Partner of Lightspeed Venture Partners, a venture capital firm, from 2000 to 2005. From 1991 until 2000, Mr. Cogan was Managing General Partner of Weiss, Peck & Greer Venture Partners, L.P., a venture capital firm. From 1986 to 1990, Mr. Cogan was a partner of Adler & Company, a venture capital group handling technology-related investments. From 1983 to 1985, he was Chairman and Chief Executive Officer of Formtek, Inc., an imaging and data management computer company, whose products were based upon technology developed at Carnegie-Mellon University. Mr. Cogan is currently a director of several privately held companies. Mr. Cogan holds an M.B.A. from the University of California at Los Angeles. Mr. Cogan’s experience in venture capital firms brings him extensive knowledge of technology companies that is valuable to the Board of Directors’ discussions of the Company’s technology-related investments.

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000. From July 1999 to January 2000, he served as President of the Company. From January 1999 to July 1999, he was Vice President and General Manager of Fiery products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, Inc., a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company, and from 1990 to 1991 he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel. Mr. Gecht’s different previous roles within the Company, along with his experience as the Company’s Chief Executive Officer for over ten (10) years, give him unique insights into the Company’s challenges, opportunities and operations.

Mr. Georgens has served as a director of the Company since April 2008. Mr. Georgens is currently Chief Executive Officer, President and Director of NetApp, Inc., a provider of data management solutions. Prior to becoming Chief Executive Officer of NetApp, from February 2008 to August 2009, Mr. Georgens was President and Chief Operating Officer of NetApp. From January 2007 to January 2008, Mr. Georgens was Executive Vice President, Product Operations and from October 2005 to January 2007, he was Executive Vice President and General Manager of Enterprise Storage Systems for NetApp. From 1996 to 2005, Mr. Georgens served LSI Logic and its subsidiaries, including Engenio, in various capacities, including as President, Chief Executive Officer, Vice President and General Manager, and Director. Prior to working with LSI Logic and its subsidiaries, Mr. Georgens spent 11 years at EMC Corporation in a variety of engineering and marketing positions. Mr. Georgens graduated from Rensselaer Polytechnic Institute with a B.S. and M.Eng. degrees in Computer and Systems Engineering, and also holds an M.B.A. from Babson College. Mr. Georgens’s current role of Chief Executive Officer of a NASDAQ-100 company brings to the Board of Directors the perspective of a leader facing similar current economic, social and governance issues. In addition, his role provides Mr. Georgens with insight in the preparation and review of financial statements of a public company.

Mr. Kashnow has served as a director of the Company since April 2008. Since 2003, Mr. Kashnow has been self-employed as a consultant. From 1999 until 2003, Mr. Kashnow served as President of Tyco Ventures, the venture capital unit he established for Tyco International, Inc., a diversified manufacturing and services company. From 1995 to 1999, he served as Chairman, Chief Executive Officer, and President of Raychem Corporation, a global technology materials company. He started his career as a physicist at General Electric’s Corporate Research and Development Center in 1970. During his seventeen years with General Electrics, he progressed through a series of technical and general management assignments. He served in the U.S. Army between 1968 and 1970 and completed his active duty tour as a captain. He also serves on the board of directors of Ariba, Inc., a public company providing on-demand spend management solutions. Until March 2008, he served as Chairman of ActivIdentity, a public software security company. Until September 2007, he also served as Chairman of Komag, Inc., a public data storage media company, which was acquired at that time by Western Digital. Until September 2006, he served on the board of directors of Parkervision, Inc., a radio frequency technology company, and as Chairman of its Compensation Committee. Mr. Kashnow received a Ph.D. in Physics from Tufts University in 1968 and a B.S. in Physics from Worcester Polytechnic Institute in 1963. Mr. Kashnow’s experience in supervising a principal financial officer as the former Chief Executive Officer of Raychem Corporation provides the Board of Directors with a perspective of an executive involved in the preparation and review of financial statements of a public company.

Dr. Maydan was President of Applied Materials Inc., a semiconductor manufacturing equipment company, from January 1994 to April 2003 and a member of that company’s board of directors from June 1992 to October 2005. From March 1990 to January 1994, Dr. Maydan served as Applied Materials’ Executive Vice President, with responsibility for all product lines and new product development. Before joining Applied Materials in September 1980, Dr. Maydan spent thirteen years managing new technology development at Bell Laboratories during which time he pioneered laser recording of data on thin-metal films and made significant advances in photolithography and vapor deposition technology for semiconductor manufacturing. In 1998, Dr. Maydan was elected to the National Academy of Engineering. He serves on the board of directors of Infinera Corporation, a digital optical communications company and the board of directors of a privately held company. Dr. Maydan is a member of the Board of Trustees of the Palo Alto Medical Foundation (P.A.M.F.). Dr. Maydan received his B.S. and M.S. degrees in Electrical Engineering from Technion, the Israel Institute of Technology, and his Ph.D. in Physics from Edinburgh University in Scotland. Dr. Maydan’s broad experience in technology, innovation, marketing and operations provides the Board of Directors with a global perspective on the issues faced by manufacturing and technology companies.

Mr. Rosenzweig was appointed President of the Company as of January 1, 2000. From July 1999 to January 2004, he served as Chief Operating Officer of the Company. From August 1998 to July 1999, Mr. Rosenzweig served as Executive Vice President of the Company. From January 1995 to August 1998, Mr. Rosenzweig served as Vice President, Manufacturing and Support of the Company. From May 1993 to January 1995, Mr. Rosenzweig served as Director of Manufacturing of the Company. Prior to joining the Company, from July 1992 to May 1993, he was a plant general manager at Tandem Computers Corporation, a computer company. From October 1989 to July 1992, Mr. Rosenzweig served as a systems and peripheral test manager at Tandem Computers Corporation. Mr. Rosenzweig holds a B.S. in Metallurgical Engineering from The Pennsylvania State University and an M.B.A. from the University of California at Berkeley. Mr. Rosenzweig’s leadership as our President and previous experience within the Company provide him with intimate knowledge of our operations.

Subject to the “majority withheld votes” policy in the Board of Director Guidelines, directors are elected if they receive a plurality of the votes present in person or represented by proxy at the Annual Meeting. Accordingly, the six (6) nominees receiving the largest number of votes cast (votes “for”) will be elected.

The Company’s Board of Directors recommends a vote “FOR” the election of all six (6) nominees listed above. Proxies received by the Company will be voted “FOR” the election of all nominees listed above unless the stockholder specifies otherwise in the proxy.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings of Board of Directors and Committees

The Board of Directors of the Company held a total of eight (8) meetings in 2009. The Board of Directors has established the following committees, among others, to assist the Board of Directors in discharging its duties: (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Nominating and Governance Committee (collectively, the “Board Committees”). Current copies of the charters for the Board Committees can be found on the Company’s website at www.efi.com. Each director attended 75% or more of the total number of meetings of the Board of Directors and of the Board Committees upon which such director served during 2009.

Audit Committee

The Audit Committee currently consists of Directors Georgens, Greene and Kashnow (Chairman). Effective as of the date of the Annual Meeting, Mr. Maydan will fill the vacancy on the Audit Committee due to Mr. Greene not standing for re-election at the Annual Meeting. The Audit Committee conducted twelve (12) meetings in 2009. The Audit Committee oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company and assists the Board of Directors in oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with certain legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the Company’s systems of internal controls. The Audit Committee also approves the engagement of and the services to be performed by the Company’s independent auditors. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules (the “NASDAQ Rules”) and also meet the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that Mr. Kashnow is an “audit committee financial expert” as defined by the SEC.

The Audit Committee oversees the Company’s Ethics Program, which presently includes, among other things, the Company’s Code of Business Conduct and Ethics, the Company’s Code of Ethics for the Management Team, the Company’s Code of Ethics for the Accounting and Finance Team and the Company’s Code of Ethics for the Sales Team (collectively, the “Codes”), an Internal Audit Committee responsible for receiving and investigating complaints, a 24-hour global toll-free hotline and an internal website whereby employees can anonymously submit complaints via email. The Company’s Codes can be found on the Company’s website at www.efi.com. As further set forth below, the Audit Committee also oversees the Company’s risk assessment function.

Compensation Committee

The Compensation Committee currently consists of Directors Cogan (acting Chairman) and Maydan. The Compensation Committee held nine (9) meetings in 2009. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Rules. The Compensation Committee reviews and approves the Company’s executive compensation policy and administers the Company’s stock plans. The Compensation Committee also reviews the Compensation Discussion and Analysis contained in the Company’s proxy statements and prepares and approves the Compensation Committee Report for inclusion in the Company’s proxy statements.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Directors Greene (Chairman), Kashnow and Maydan. Effective as of the date of the Annual Meeting, Mr. Cogan will fill the vacancy on and become the Chairman of the Nominating and Governance Committee due to Mr. Greene not standing for re-election at the Annual Meeting. The Nominating and Governance Committee held one (1) meeting in 2009. The Board of

Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Rules. The Nominating and Governance Committee develops and recommends governance principles, recommends director nominees to the Board of Directors and considers the resignation offers of any nominee for director, in accordance with its Charter and the Company’s Board of Director Guidelines.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.”

Stockholders may recommend individuals for consideration by submitting the materials set forth below to the Company addressed to the Nominating and Governance Committee at the Company’s corporate headquarters. To be timely, the written materials must be submitted within the time provided by the advance notice provisions in the Bylaws in order to be included in the Company’s proxy statement for the subject annual meeting.

The written materials must include: (1) the name(s) and address(es) of the stockholder(s) providing the notice, as they appear in the Company’s books, and of the other Proposing Persons (as defined below), (2) any Disclosable Interests (as defined in the Bylaws) of the stockholder(s) providing the notice (or, if different, the beneficial owner on whose behalf such notice is given) and/or each other Proposing Person, (3) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice if such proposed nominee were a Proposing Person, (4) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 under the Exchange Act and the rules and regulations thereunder, (5) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder providing the notice (or, if different, the beneficial owner on whose behalf such notice is given) and/or any Proposing Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is Acting in Concert (as defined below), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder or beneficial owner, as applicable, and/or such Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (6) such other information (including one or more accurately completed and executed questionnaires and executed and delivered agreements) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

For purposes of the information required to be disclosed in the written materials described above, the term “Proposing Person” means (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner, if different, on whose behalf the nomination proposed to be made at the meeting is made, (iii) any affiliate or associate of such beneficial owner (as such terms are defined in Rule 12b-2 under the Exchange Act) and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

A person shall be deemed to be “Acting in Concert” with another person for purposes of the information required to be disclosed in the written materials described above if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Company in parallel with, such other person where (i) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making process and (ii) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies from such other person in connection with a public proxy solicitation pursuant to, and in accordance with, the Exchange Act. A person which is Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also acting in concert with such other person.

Any director nominations proposed by stockholders for consideration by the Nominating and Governance Committee should be addressed to:

Electronics For Imaging, Inc.

Attention: Nominating and Governance Committee

c/o Bryan Ko

303 Velocity Way

Foster City, CA 94404

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board of Director candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards.

•	Holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment.

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to the current and long-term objectives of the Company.

•	Ability to read and understand basic financial statements and other financial information pertaining to the Company.

•	Commitment to understand the Company and its business, industry and strategic objectives.

•

Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders, the number of other company boards on which the candidate serves and the ability to generally fulfill all responsibilities as a director of the Company.

•	Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group.

•	Good health and ability to serve.

•

For prospective non-employee directors, independence under applicable standards of the SEC and the NASDAQ Rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

•	Willingness to accept the nomination to serve as a director of the Company.

Other Factors for Potential Consideration

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences.

•

Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable rules of the SEC and the NASDAQ Rules.

•	Composition of the Board of Directors and whether the prospective nominee will add to or complement the Board of Director’s existing strengths.

The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating and Governance Committee believe that it is essential that our directors represent diverse viewpoints, skills, education and professional experience. In considering candidates for the Board of Directors, the Nominating and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.

All of our directors bring to the Board of Directors executive leadership experience derived from their service as executives and, in most cases, chief executive officers of large corporations. As a group, they bring extensive board experience and several decades of diverse and extensive business and technical experience. The process undertaken by the Nominating and Governance Committee in identifying and evaluating qualified director candidates is described below. Certain individual qualifications and skills of our directors that contribute to the Board of Directors’ effectiveness as a whole are described above, under each director’s biographical information.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to the Nominating and Governance Committee, appear to meet the criteria specified above and/or who have specific qualities, skills or experience being sought, based on input from the full Board of Directors.

•	Outside Advisors. The Nominating and Governance Committee may engage a third party search firm or other advisors to assist in identifying prospective nominees.

•	Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above.

•

For incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company, the number of other company boards on which the individual serves, composition of the Board of Directors at that time and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board of Directors.

•

Management Directors.    The number of officers or employees of the Company serving at any time on the Board of Directors should be limited such that, at all times, a majority of the directors is “independent” under applicable standards of the SEC and the NASDAQ Rules.

After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating and Governance Committee and by the Company’s Chief Executive Officer. Upon completion of the above procedures, the Nominating and Governance Committee will determine the list of potential candidates to be recommended to the full Board of Directors for nomination at an annual meeting or appointment to the Board of Directors between annual meetings. The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Nominating and Governance Committee.

In accordance with the Company’s “majority withheld vote” policy, the Nominating and Governance Committee will also consider the resignation offer of any nominee for director who, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” such election, and recommend to the Board of Directors the action it deems appropriate to be taken with respect to such offered resignation.

DIRECTOR COMPENSATION

FISCAL 2009 DIRECTOR COMPENSATION

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2009.

Name(1) (a)	Fees earned or paid in cash ($)(b)(2)	Stock awards (3)(5) ($)(c)	Option awards (4)(5) ($)(d)	Non-equity incentive plan compensation ($)(e)	Change in pension value and nonqualified deferred compensation earnings ($)(f)	All other compensation (6) ($)(g)	Total ($)(h)
Gill Cogan	$59,750	$—	$—	$—	$—	$—	$59,750
James S. Greene(7)	59,000	—	—	—	—	—	59,000
Dan Maydan	45,500	—	—	—	—	7,500	53,000
Richard Kashnow	79,500	—	—	—	—	—	79,500
Thomas Georgens	57,000	—	—	—	—	—	57,000

(1)	Guy Gecht, the Company’s Chief Executive Officer, and Fred Rosenzweig, the Company’s President, are not included in this table as they are employees of the Company and thus receive no compensation for their services as directors. The compensation received by Messrs. Gecht and Rosenzweig as employees of the Company is shown in the Summary Compensation Table for 2009 on page 31 of this Proxy Statement.
(2)	Fees earned or paid in cash include retroactive payments made in 2009 to Gill Cogan for his role as acting chairman of the Compensation Committee beginning in 2008.
(3)	At December 31, 2009, the aggregate number of stock awards outstanding for each independent director was as follows:

Name	Restricted stock awards (#)	Restricted stock units (#)	Total (#)
Gill Cogan	3,000	4,500	7,500
James S. Greene(7)	3,000	4,500	7,500
Dan Maydan	3,000	4,500	7,500
Richard Kashnow	—	—	—
Thomas Georgens	—	—	—

(4)	At December 31, 2009, the aggregate number of option awards outstanding for each non-employee director was as follows:

Name	Options Outstanding
	Vested (#)	Unvested (#)	Total (#)
Gill Cogan	117,418	16,250	133,668
James S. Greene(7)	65,373	16,250	81,623
Dan Maydan	8,750	16,250	25,000
Richard Kashnow	14,000	26,000	40,000
Thomas Georgens	14,000	26,000	40,000

(5)	During fiscal year 2009, no equity awards were granted to any of our non-employee directors.
(6)	All other compensation includes reimbursement of tax advisory fees for Dan Maydan.
(7)	On April 1, 2010, James S. Greene informed the Company of his intention to not stand for re-election at the Annual Meeting.

The compensation of non-employee directors is determined by the Board of Directors. Employee members of the Board of Directors currently receive cash and equity compensation in connection with their employment with the Company and do not receive any additional compensation for service on the Board of Directors.

Cash Compensation.    Non-employee directors receive cash compensation in the form of annual retainers and attendance fees per meeting of the Board of Directors and the Board Committees as set forth below:

	Annual Retainer		Attendance Fees
			Chairperson		Member
	Chairperson	Member	In Person	Telephone	In Person	Telephone
Board of Directors	$—	$25,000	$—	$—	$2,000	$1,000
Audit Committee	10,000	5,000	4,000	2,000	2,000	1,000
Compensation Committee	5,000	2,500	2,000	1,000	1,000	500
Nominating and Governance Committee	5,000	2,500	2,000	1,000	1,000	500

The Company also reimburses each non-employee director for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and of the Board Committees.

Equity Compensation.    Equity awards may be granted to the non-employee directors under the Company’s stock incentive plans from time to time. During 2009, no equity awards were granted to any of the non-employee directors.

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS, DIRECTOR INDEPENDENCE, LEADERSHIP STRUCTURE, RISK OVERSIGHT AND COMPENSATION RISK

Indemnification of Officers and Directors

As permitted under Delaware law, and pursuant to the Bylaws, the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) and the indemnification agreements that the Company has entered into with its current and former executive officers, directors and general counsel, the Company is required, subject to certain limited qualifications, to indemnify its executive officers, directors and general counsel for certain events or occurrences while the executive officer, director or general counsel is or was serving in such capacity at the Company’s request. The indemnification period covers all pertinent events and occurrences during the executive officer’s, director’s or general counsel’s lifetime. The Company’s indemnification obligations generally extend to the derivative shareholder suits and NASDAQ Global Select Market delisting proceedings. The maximum potential amount of future payments the Company may be obligated to make under these indemnification agreements is unlimited; however, the Company has director and officer insurance coverage that limits its exposure and may enable the Company to recover a portion of any future amounts paid.

Related Party Transactions

The Audit Committee was responsible for reviewing and approving in advance any proposed related party transactions as defined under Item 404 of Regulation S-K during 2009. The obligation of the Audit Committee to review and approve in advance any proposed related party transaction is set forth in writing in the Charter of the Audit Committee. Further, the Company’s Code of Business Conduct and Ethics provides that the nature of all related party transactions must be fully disclosed to the Chief Financial Officer, and, if determined to be material by the Chief Financial Officer, the Audit Committee must review and approve in writing in advance such related party transactions.

The Company has previously entered into employment agreements with its named executive officers. These agreements are described below under “Employment Agreements.”

There were no other related party transactions as defined under Item 404 of Regulation S-K during 2009.

Director Independence

The Board of Directors has determined that each of the non-employee directors is independent and that each director who serves on each of its Board Committees is independent, as the term is defined by the applicable rules of the SEC and the NASDAQ Rules.

Leadership Structure

Effective June 2007, the Board of Directors separated the roles of Chief Executive Officer and Chairman of the Board. The Board of Directors leadership structure is set forth in the Board of Directors Guidelines, revised in April 2010. The Board of Directors believes that the designation of an independent Chairman of the Board facilitates processes and controls that support a strong and independently functioning Board of Directors and further strengthens the effectiveness of the Board of Directors’ decision-making and appropriate monitoring of both compliance and performance. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board presides at all meetings of the stockholders and the Board of Directors at which he or she is present; establishes the agenda for each Board of Directors meeting; sets a schedule of an annual agenda, to the extent foreseeable; calls and prepares the agenda for and presides over separate sessions of the independent directors; acts as a liaison between the independent directors and the Company’s management and performs such other powers and duties as may from time to time be assigned to him by the Board of Directors or as may be prescribed by the Company’s bylaws. The independent Chairman of the Board is designated by the Board of Directors. Mr. Cogan has served as our Chairman of the Board since June 2007. Because Mr. Cogan meets the criteria for independence established by The NASDAQ, he also presides over separate meetings for the independent directors. The Board of Directors regularly observes such independent directors separate meeting time. The Board of Directors will review from time to time the appropriateness of its leadership structure and implement any changes at it may deem necessary.

Risk Oversight

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of the Company’s risk management function performed by independent Business Risk Services (“BRS”), under the leadership of a BRS director (the “BRS Director”). BRS is an independent assessment function, responsible for advising management and the Board of Directors, through its Audit Committee, on the Company’s system of internal controls and management of business risks. BRS assists management and the Audit Committee in fulfilling their control responsibilities by providing regular reports, based on BRS’ reviews that address: (i) compliance with laws, regulations, and internal policies and procedures; (ii) reliability of financial reporting; and (iii) efficiency and effectiveness of operations. BRS fulfills its objectives by providing analyses, assessments, recommendations, advice, and information to the management or the Audit Committee, as the case may be.

Each year, BRS develops an annual project plan based on assessed business risks and aligned with the Company’s control objectives. BRS fulfills its responsibilities according to such annual project plan approved by the Audit Committee and reports on the results in the implementation of the plan at the meetings of the Audit Committee. Certain risks or policies are also discussed by the Board of Directors. While compensated by the Company, the BRS Director reports directly to the Chairman of the Company’s Audit Committee.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Pursuant to the process established by the Board of Directors, stockholders who wish to communicate with any member (or all members) of the Board of Directors should send such communications via regular mail addressed to the Company’s Secretary, at Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404. The Secretary will review each such communication and forward it to the appropriate member or members of the Board of Directors as he deems appropriate.

The Company encourages its directors to attend the Annual Meeting. Five (5) directors attended the Company’s last annual meeting.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 1992 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 is not required by law, by the NASDAQ Rules, or by the Certificate of Incorporation or Bylaws. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the Company’s stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, the Board of Directors will reconsider whether to retain that firm. Even if the selection is ratified, the Company may appoint a different independent registered public accounting firm during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

During the fiscal years ended December 31, 2009 and 2008, PricewaterhouseCoopers LLP provided various audit, audit related and non-audit services to the Company as follows (in thousands):

	2009	2008
Audit fees(a)	$1,346	$1,461
Audit related fees(b)	51	66
Tax fees(c)	—	—
All other fees(d)	1	33

Total	$1,398	$1,560

(a)	Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, and services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings and engagements.
(b)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
(c)	Tax fees consist of fees billed for professional services for tax compliance, tax advice, and tax planning. These services may include assistance regarding federal, state, and international compliance, mergers and acquisitions, option exchanges, etc.
(d)	All other fees consist of services provided in connection with other services.

The Audit Committee is responsible for pre-approving audit and non-audit services to be provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible). In this regard, the Audit Committee has the sole authority to approve the employment of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors.

The Audit Committee has considered whether provision of the services described in sections (b), (c) and (d) above is compatible with maintaining the independent auditors’ independence and has determined that such services have not adversely affected PricewaterhouseCoopers LLP’s independence. All of the services of each of (b), (c) and (d) were pre-approved by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

The ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting.

The Company’s Board of Directors recommends a vote “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Proxies received by the Company will be voted “FOR” this proposal unless the stockholder specifies otherwise in the proxy.

SECURITY OWNERSHIP

Except as otherwise indicated below, the following table sets forth certain information regarding beneficial ownership of common stock as of April 16, 2010 by: (1) each of the Company’s current directors; (2) each of the named executive officers listed in the Summary Compensation Table for 2009 on page 31 of this Proxy Statement (collectively, the Company’s “named executive officers”); (3) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock based upon Schedules 13D or 13G filed with the SEC; and (4) all of the Company’s directors and executive officers as a group. As of April 16, 2010, there were 45,276,250 shares of common stock outstanding.

Shares of common stock subject to options or other rights that are currently exercisable or exercisable within 60 days of April 16, 2010 are considered outstanding and beneficially owned by the person holding the options or other rights for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404.

	Common stock
Name of beneficial owner(1)	Number of shares	Percentage owned
Ameriprise Financial, Inc.(2)	8,273,738	18.27%
145 Ameriprise Financial Center
Minneapolis MN 55474
Dimensional Fund Advisors, LP(3)	3,114,504	6.88%
Palisades West, Building One
6300 Bee Cave Road
Austin TX 78746
BlackRock, Inc.(4)	3,361,252	7.42%
40 East 52nd Street
New York NY 10022
Third Avenue Management LLC(5)	4,211,440	9.30%
622 Third Avenue
32nd Floor
New York NY 10017
Guy Gecht(6)	674,647	1.49%
Fred Rosenzweig(7)	495,533	1.09%
John Ritchie(8)	157,924	*
Gill Cogan(9)	144,668	*
James S. Greene(10)	82,623	*
Dan Maydan(11)	26,060	*
Thomas Georgens(12)	20,000	*
Richard Kashnow(13)	20,000	*

All current executive officers and directors as a group (8 persons)(14)	1,621,455	3.58%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors, and principal stockholders on Schedules 13D and 13G and Forms 3 and 4 filed with the SEC as of April 16, 2010. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 45,276,250 shares outstanding on April 16, 2010, adjusted as required by rules promulgated by the SEC.
(2)

Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 12, 2010 by Ameriprise Financial, Inc. (“AFI”), RiverSource Investments, LLC (“RvS”), and Seligman Communications and Information Fund, Inc. (“C&I Fund”). The Schedule 13G

indicates that each of AFI and RvS has shared dispositive power as to 8,273,738 shares. C&I Fund has sole voting and dispositive powers as to 4,792,700 shares. RvS, in its capacity as investment adviser, may be deemed to beneficially own the shares of common stock reported by C&I Fund. AFI, as the parent company of RvS, may be deemed to beneficially own the shares reported by RvS. AFI, together with RvS and C&I Fund, beneficially owns 8,273,738 shares.
(3)	Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 8, 2010 by Dimensional Fund Advisors, LP. The Schedule 13G states that Dimensional Fund Advisors, LP has sole voting power as to 3,026,205 shares of common stock and sole dispositive power as to 3,114,504 shares of common stock subject to the following qualification. Dimensional Fund Advisors LP furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors, LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser, and/or manager, neither Dimensional Fund Advisors, LP or its subsidiaries possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(4)	Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. BlackRock, Inc. has sole voting and dispositive power as to 3,361,252 shares of common stock.
(5)	Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 16, 2010 by Third Avenue Management LLC. Third Avenue Management LLC has sole voting power as to 4,085,849 shares of common stock and sole dispositive power as to 4,211,440 shares of common stock.
(6)	Includes 430,389 shares of common stock issuable upon the exercise of options granted to Mr. Gecht under the 2004 and 2007 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of April 16, 2010.
(7)	Includes 351,533 shares of common stock issuable upon the exercise of options granted to Mr. Rosenzweig under the 1999, 2004, and 2007 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of April 16, 2010.
(8)	Includes 97,997 shares of common stock issuable upon the exercise of options granted to Mr. Ritchie under the 1999, 2004, and 2007 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of April 16, 2010.
(9)	Includes 121,168 shares of common stock issuable upon the exercise of options granted to Mr. Cogan under the 1999, 2004 and 2007 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of April 16, 2010.
(10)	Includes 69,123 shares of common stock issuable upon the exercise of options granted to Mr. Greene under the 1999, 2004, and 2007 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of April 16, 2010. On April 1, 2010, Mr. Greene notified the Company of his intention to not stand for re-election at the Annual Meeting.
(11)	Includes 12,500 shares of common stock issuable upon the exercise of options granted to Mr. Maydan under the 2007 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 16, 2010.
(12)	Includes 20,000 shares of common stock issuable upon the exercise of options granted to Mr. Georgens under the 2007 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 16, 2010.
(13)	Includes 20,000 shares of common stock issuable upon the exercise of options granted to Mr. Kashnow under the 2007 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 16, 2010.
(14)	Includes an aggregate of 1,122,710 shares of common stock issuable upon the exercise of options granted to executive officers and directors collectively under the 1999, 2004, and 2007 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of April 16, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file reports of security ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are also required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5 filings were required, the Company believes that during the period from January 1, 2009 to December 31, 2009, all Section 16(a) filing requirements were timely met.

EXECUTIVE OFFICERS

The following table lists certain information regarding the Company’s executive officers as of March 31, 2009.

Name	Age	Position
Guy Gecht	44	Chief Executive Officer
Fred Rosenzweig	54	President
John Ritchie	44	Chief Financial Officer

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000. From July 1999 to January 2000, he served as President of the Company. From January 1999 to July 1999, he was Vice President and General Manager of Fiery products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company and from 1990 to 1991, he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel.

Mr. Rosenzweig was appointed President of the Company as of January 1, 2000. From July 1999 to January 2004, he served as Chief Operating Officer of the Company. From August 1998 to July 1999, Mr. Rosenzweig served as Executive Vice President of the Company. From January 1995 to August 1998, Mr. Rosenzweig served as Vice President, Manufacturing and Support of the Company. From May 1993 to January 1995, Mr. Rosenzweig served as Director of Manufacturing of the Company. Prior to joining the Company, from July 1992 to May 1993, he was a plant general manager at Tandem Computers Corporation, a computer company. From October 1989 to July 1992, Mr. Rosenzweig served as a systems and peripheral test manager at Tandem Computers Corporation. Mr. Rosenzweig holds a B.S. in Metallurgical Engineering from Pennsylvania State University and an M.B.A. from University of California at Berkeley.

Mr. Ritchie was appointed Chief Financial Officer on April 1, 2006. From January 2001 to March 31, 2006, Mr. Ritchie served as the Company’s Vice President of Finance. From March 1996 to January 2001, Mr. Ritchie served in a variety of capacities at Splash Technology Holdings, Inc., a leading developer and supplier of digital imaging software and hardware, most recently as Chief Financial Officer. Prior to Splash, Mr. Ritchie held various accounting and finance positions at Western Waste Industries, Inc., an environmental services company focused on technology applications to recover high value materials from the waste stream, Océ, Inc., a Dutch-headquartered, multi-national based developer and manufacturer of imaging equipment, and Mariani Packing Company, an agricultural company. Mr. Ritchie holds a B.A. in Business Administration from San Jose State University.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives and Philosophy

The Company’s compensation objectives and philosophy provide the guiding principles for decisions made by the Compensation Committee for compensation to be paid to the Company’s named executive officers (below also referred to as the “executives”), which, during fiscal year 2009, included Guy Gecht, Chief Executive Officer; Fred Rosenzweig, President; and John Ritchie, Chief Financial Officer.

The Compensation Committee believes that compensation paid to the named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and linked to specific, measurable results intended to create value for stockholders. In establishing compensation programs for the named executive officers for fiscal year 2009, the Compensation Committee considered the following principles and objectives:

•	attract and retain individuals of superior ability and managerial talent;

•	help ensure compensation is closely aligned with the Company’s corporate strategies, business and financial objectives and the long-term interests of the Company’s stockholders;

•	create incentives to achieve key strategic and financial performance goals of the Company by linking executive incentive award opportunities to the achievement of these goals; and

•	help ensure that the total compensation is fair, reasonable and competitive.

The Compensation Committee of the Board of Directors

The Compensation Committee, serving under a charter adopted by the Board of Directors, is composed entirely of outside directors who have never served as officers of the Company. Under the charter, the Compensation Committee has responsibility for approving and evaluating matters relating to the overall compensation philosophy, compensation plans, policies and programs of the Company. This includes periodically reviewing and approving the Company named executive officers’ annual base salaries, incentive bonus programs, equity compensation, employment agreements, severance arrangements, change in control agreements or provisions, as well as any other benefits or compensation arrangements for the named executive officers. In certain circumstances, the Compensation Committee may solicit input from the full Board of Directors before making final decisions relating to compensation of the named executive officers (below also referred to as “executive compensation”). In fulfilling its responsibilities, the Compensation Committee may consider, among other things, industry and general best practices, benchmark data and marketplace developments. Messrs. Cogan and Maydan served on the Compensation Committee during 2009 and continue to serve as of the date of this Proxy Statement.

Role of Management in Assisting Compensation Decisions

Members of the executive management team of the Company, such as the named executive officers and the Vice President of Human Resources (“Executive Management”), may assist and support the Compensation Committee in determining compensation for the named executive officers. Members of Executive Management may provide recommendations and information to the Compensation Committee to consider, analyze and review in connection with any compensation proposal for the named executive officers. Members of Executive Management do not have any final decision-making authority in regards to named executive officer compensation. The Compensation Committee reviews any recommendations and information provided by Executive Management, and approves the final executive compensation package. During fiscal year 2009, members of Executive Management provided the Compensation Committee with recommendations and proposals relating to each element of executive compensation described below. These recommendations and proposals for fiscal year 2009 considered the impact of the economic downturn on the Company’s revenue and operating results, planned 2009 proxy proposals related to our equity plans, reduction in base salaries volunteered by the named executive officers and anticipated changes to the bonus program as well as competitive factors, individual compensation histories, prior equity awards, and anticipated and projected operating results of the Company for fiscal year 2009.

Use of Outside Advisors

The Compensation Committee may use consultants to assist in the evaluation of compensation for the named executive officers. The Compensation Committee has the sole authority to retain and terminate any compensation consultant engaged to perform these services. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisers.

The Compensation Committee retained Mercer (US) Inc. (“Mercer”) to provide information, analyses, and advice regarding executive and director compensation, as described below. Mercer was selected as the consultant to the Compensation Committee in 2007 after an interview process with several compensation consulting firms. The Compensation Committee evaluates Mercer on an annual basis and has found its performance to be satisfactory. In 2009, Mercer advised the Compensation Committee on a variety of compensation-related issues, including:

•	compensation strategy development;

•	pay levels;

•	incentive program;

•	short-term incentive pay;

•	long-term incentive pay;

•	peer group analysis applicability;

•	emerging compensation trends;

•	outside directors’ compensation, subsequently recommended by the Compensation Committee to the Board of Directors for approval; and

•	the Compensation Committee agenda and annual calendar.

In 2010, Mercer also assisted the Compensation Committee in its assessment of the potential relationship between the Company’s compensation program and risk taking by management.

In the course of conducting its activities, Mercer attended meetings of the Compensation Committee and presented its findings and recommendations for discussion. During the course of the year, Mercer worked with management to obtain and validate data, review materials and recommend potential changes. Mercer received approximately $80,000 in fees from the Company in connection with the Compensation Committee’s determination of a variety of components of executive compensation during fiscal year 2009. Mercer is a subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), a diversified conglomerate of companies that provide insurance, security and human resources consulting services. During 2009, affiliates of MMC other than Mercer received approximately $181,000 in fees for their services. The Compensation Committee has reviewed the services provided by the MMC affiliates and has determined that these services do not constitute a conflict of interest or prevent Mercer from being objective in its work for the Compensation Committee. Other than providing the services described above in its role as consultant to the Compensation Committee, Mercer provided no other services to either the Company or the Compensation Committee in fiscal year 2009.

Review of External Compensation Data

The Compensation Committee does not apply a formulaic approach to setting individual elements of the named executive officers’ compensation or their total compensation amounts and does not set compensation levels at any specific level or percentile against the peer group data described below (i.e., the Compensation Committee does not “benchmark” the Company’s executive compensation levels). However, the Compensation Committee periodically reviews market compensation levels to determine whether the total compensation opportunity for the Company’s named executive officers is appropriate in light of factors such as the compensation arrangements for similarly situated executives in the market and may make adjustments when the Compensation Committee determines they are appropriate.

As previously disclosed, for 2008, the Company used the following peer group to provide market reference information as part of its review of executive compensation:

Palm, Inc.	ADC Telecommunications Inc.
3Com Corp.	Moduslink Global Solutions (formerly CMGI, Inc.)
Arris Group, Inc.	Komag Inc.
Zebra Technologies Corp.	Savvis Inc.
Hutchinson Technology Inc.	Avocent Corp.
QLogic Corp.	Emulex Corp.
Zoran Corp.	MRV Communications, Inc.
Ariba Inc.	Openwave Systems Inc.

The peer group was not used in 2009 as the Compensation Committee determined that publicly available data on the peers was not likely to be indicative of the rapidly changing market, given the economic environment prevailing through most of 2009. The Compensation Committee’s decisions for 2009 were primarily based on the Company’s business performance and economic environment as well as a review of executive compensation trends.

Executive Compensation Elements

For the fiscal year 2009, the principal elements or components of compensation for the named executive officers were: (1) base salary; (2) short-term incentives; and (3) long-term incentives.

During 2009, for each element of executive compensation, the Compensation Committee considered a number of factors, such as the executive’s employment experience, performance of the executive during the year, performance of the Company during the year, achievement of Company performance targets set by the Board of Directors as identified below, demonstrated leadership, potential to enhance long-term stockholder value, information relating to marketplace competitiveness, executive compensation trends, current compensation levels, compensation history, prior equity awards and the economic environment. Since there are no static or fixed policies regarding the amount and allocation for each component or element of executive compensation, the determination and composition of total compensation is up to the discretion of the Compensation Committee and is decided on a year by year basis.

The measurement or assessment of performance of the named executive officers, and their demonstrated leadership and potential to enhance long-term stockholder value during 2009 was qualitative in nature, and was determined using the judgment and discretion of the Compensation Committee. During 2009, the measurement or assessment of the Company’s performance and the achievement of Company performance targets were primarily quantitative with respect to the elements of incentive-based compensation, and are addressed in greater detail below. The factors relating to current compensation levels, compensation history and prior equity awards for each of the named executive officers were primarily used to assist in evaluating the appropriate levels of compensation for each element of compensation for the 2009 fiscal year and any potential increase or decrease from the prior year levels. In 2009, the Compensation Committee also considered the economic downturn, including but not limited to the severe impact of the economy on the printing industry, depressed stock market, uncertain labor markets, collapse of certain financial institutions, etc., and its implications on the named executive officers’ compensation levels.

The disparity in the levels of compensation for each element of compensation between the named executive officers reflects consideration of the executive’s roles and responsibilities, the executive’s tenure with the Company as well as the other factors mentioned above. The Compensation Committee evaluates these factors as part of establishing compensation for each named executive officer.

The Compensation Committee considers the value of the entire compensation package when establishing the appropriate levels of compensation for each element. As noted above, however, the Company does not apply a formulaic approach to the allocation of specific elements within the total compensation package. The Compensation Committee exercises its judgment and discretion when approving the amount and allocation of each element of the total compensation package.

Base Salary

The Company provides the named executive officers with a base salary, which is comprised of a fixed amount of annual cash compensation. In setting base salaries for the named executive officers, the Compensation Committee considers a number of factors, including the executive’s prior salary history, current compensation levels, individual and the Company’s performance and marketplace competitiveness for named executive officers.

The Compensation Committee considers changes to base salaries for the named executive officers on an annual basis. There are no formulaic increases, instead, the Compensation Committee exercises its judgment and discretion when determining and approving increases to the annual base salary of each named executive officer.

On April 3, 2009, the Compensation Committee approved and accepted the voluntary reduction of the annual base salaries of each of Messrs. Gecht, Rosenzweig and Ritchie by fifteen percent (15%) for Messrs. Gecht and Rosenzweig, to equal $527,000 and $450,500, respectively, and by ten percent (10%) for Mr. Ritchie, to equal $279,000. This reduction was volunteered by the named executive officers in support of the Company’s cost reduction activities due to deteriorating global economic and industry conditions provided that such voluntarily reduced base annual salaries would not be used in the calculation of any other benefits set forth in each named executive officer’s current employment agreement. The temporarily reduced base annual salaries of each of the named executive officers became effective as of April 16, 2009. The named executive officers’ salaries prior to and after the reductions volunteered by them are set forth in the following table:

Named Executive Officer	Annual Salary Rate Prior to Voluntary Reduction	Voluntary Salary Reduction	Annual Salary Rate After Voluntary Reduction
Guy Gecht	$620,000	15%	$527,000
Fred Rosenzweig	$530,000	15%	$450,500
John Ritchie	$310,000	10%	$279,000

Short-Term Incentive Compensation

The Company believes that a significant portion of executive compensation should be directly related to the Company’s overall financial performance, stock price performance and other relevant financial factors that affect stockholder value. Accordingly, the Company sets goals designed to link executive compensation to the Company’s overall performance and reserves the largest potential compensation awards for incentive-based programs, which may include both cash and equity awards. The executive incentive program allows named executive officers to receive short-term incentive compensation in the event certain specified corporate and individual performance measures are achieved. Payments under the executive incentive plan are contingent upon the executive’s continued employment, subject to the terms of their employment agreements, and are determined by the Compensation Committee. The Compensation Committee believes that the payment of bonuses, whether in cash or equity, provides incentives necessary to retain the named executive officers and reward them for short-term Company performance.

The total potential short-term incentive for each of the named executive officers is calculated as a percentage of his base salary. The Compensation Committee sets the percentage of base salary for each named executive officer’s target bonus based on its review of each executive’s total compensation package and the short-term incentive programs at the Company’s peer group or emerging executive compensation trends, as the case may be, and its assessment of the past and expected future contributions of the named executive officers. Each executive’s target short-term incentive opportunity for the 2009 fiscal year remained unchanged from the prior fiscal year, with the target bonus opportunities for Mr. Gecht, Mr. Rosenzweig and Mr. Ritchie being set at 105%, 95% and 55% of annual base salary amounts in place before voluntary salary reductions effective April 16, 2009, respectively. The difference in short-term incentive percentages between Mr. Gecht, Mr. Rosenzweig and Mr. Ritchie correlate with their roles and level of responsibility within the Company.

For fiscal year 2009, 60% of each named executive officer’s performance bonus was determined based on the Company’s achievement of financial targets relating to the Company’s non-GAAP operating income and revenue presented and agreed by the Board of Directors early that year and approved by the Compensation Committee, and 40% of such bonus was based upon the successful completion of strategic growth objectives as approved by the Compensation Committee.

Information regarding financial targets determined by the Compensation Committee for the performance bonus program for fiscal year 2009 (the “2009 Program”) is set forth in the table below:

Goals	Threshold	Target	Maximum
% of Target Bonus Payable	0%	100%	200%
Revenue (in millions)	$473	$502	$530
(% of Performance Target)	94%	100%	106%
Non-GAAP operating income (in millions)	$10	$26	$42
(% of Performance Target)	38%	100%	162%

The Company performance financial targets for determining bonuses for 2009 were equally weighted between the Company’s total annual revenue and non-GAAP operating income. For fiscal year 2009, the Compensation Committee approved total revenue and non-GAAP operating income targets of $502 million and $26 million, respectively. Additionally, the 2009 Program provided that no bonuses would be paid with respect to the Company performance component unless the Company achieves at least 94% of the total revenue target and at least 38% of the non-GAAP operating income target. In the event the threshold performance levels were exceeded, the named executive officers would receive between 0% and 200% of the portion of their target bonuses linked to the Company’s performance, with 100% of the target bonus being payable if the target performance levels were achieved and the award being proportionately increased or decreased if actual performance was above or below target. Bonus payouts for performance results between threshold and target and between target and maximum would be interpolated between these points.

For fiscal year 2009, the Compensation Committee set strategic growth objectives for the named executive officers as a group, as follows: (i) quarterly revenue for the Company equal to or exceeding $100 million prior to the end of the fiscal year, (ii) quarterly revenue for the Inkjet business segment equal to or exceeding $50 million prior to the end of the fiscal year, and (iii) successful launch of four or more new products for the Inkjet business segment.

The Compensation Committee has also retained discretion to award bonuses based on the Compensation Committee’s overall evaluation of the named executive officers’ contributions and the Company’s performance at any time, including year-end.

During the first quarter of 2010, the Compensation Committee reviewed the total 2009 fiscal year revenue and non-GAAP operating income of the Company as compared to the respective total revenue and non-GAAP operating income threshold and target amounts established by the Compensation Committee and determined that the threshold levels were not achieved. Accordingly, no bonus payout was made under the executive incentive plan with respect to achievement of Company’s financial targets.

During the second quarter of 2010, the Compensation Committee also reviewed the performance of the named executive officers as compared to the strategic growth objectives set forth in 2009. While the fourth quarter revenue of the Company objective was exceeded by $14 million, the remaining strategic growth objectives identified above were not fully achieved. Accordingly, upon the recommendation of the Executive Management, in light of these results and the Company’s overall financial performance, the Compensation Committee determined that no bonuses based on strategic growth initiatives are payable to the named executive officers for fiscal year 2009.

As a result, similar to 2008, no bonuses were paid for fiscal year 2009.

Long-Term Equity Incentive Program

As indicated by its performance-based approach to compensation, the Company believes that equity ownership in the Company is important to closely align the interests of named executive officers with those of Company stockholders and thereby promote incentives to achieve sustained, long-term revenue growth, profitability and creation of stockholder value. The Company’s named executive officers may receive an annual award of stock options, restricted stock and/or restricted stock units at the discretion of the Compensation Committee. The number of stock options, restricted stock and/or restricted stock unit awards granted to each executive officer is determined and approved by the Compensation Committee based upon several factors, including the individual’s performance, the Company’s performance and the value of the award at the time of grant. Additional grants other than the annual award may be made in the event there are significant changes in the performance of the Company or the individual performance of the executive during the evaluation period. The Compensation Committee considers the same factors as described throughout this discussion when evaluating these long-term discretionary equity awards.

In order to provide an incentive for continued employment, restricted stock units granted to named executive officers typically have a three-year annual vesting schedule, and stock options granted to named executive officers typically have a three and a half year vesting schedule. Stock options generally expire seven years from the date of the grant so as to provide a reasonable time frame for the named executive officer to benefit from appreciation of the Company’s stock price, while managing the potential dilution to stockholders more effectively, as compared to a ten-year option term. The Company sets the exercise price of options granted under the Company’s stock plans equal to 100% of the fair market value of the underlying stock on the date of grant.

To provide additional incentives for performance, the Company has also granted restricted stock and options that vest based upon the Company achieving specified levels of stock price appreciation or the achievement of pre-established financial performance goals. The Compensation Committee believes these performance-based equity awards further align the interests of the named executive officers with those of stockholders while also providing incentives to achieve specified financial performance goals established by the Compensation Committee.

In August 2009, the Compensation Committee approved an award composed of four different grants to each named executive officer under the Company’s 2009 Equity Incentive Award Plan (the “2009 Equity Plan”), as follows: one per share closing price performance-based stock option grant, one annual return on equity percentage performance-based stock option grant, one time-based stock option grant and one time-based restricted stock unit grant, as set forth in the following table:

Type of Security	Type of Vesting	Vesting Measure	Vesting Schedule
Stock Options	Performance-based	Price of the Company’s common stock, as measured by the average per-share closing price over a period of 20 consecutive trading days, attaining specified levels of appreciation over the per-share closing stock price on the date of grant, or $10.77.	Vesting will occur in 25% increments if the Company’s stock price equals or exceeds: $16.16, $18.85, $21.54, $24.23.

Stock Options	Performance-based	Annual return on equity percentage, on a non-GAAP basis, (the “Annual ROE Percentage”), as compared with the Company’s annual return on equity percentage for its 2008 fiscal year (the “2008 ROE Percentage”).	Vesting will occur in 20% increments if future years’ Annual ROE Percentage is equal or exceeds the 2008 ROE Percentage by: 2%, 4%, 6%, 8%, 10%.

Type of Security	Type of Vesting	Vesting Measure	Vesting Schedule
Stock Options	Time-based	See Vesting Schedule.	This award will vest and become exercisable with respect to 25% of the award on the first anniversary of the date of grant and thereafter with respect to an additional 2.5% of the award each month, with full vesting in 42 months.

Restricted Stock Unit	Time-based	See Vesting Schedule.	This award will vest with respect to one-third of the award on the first, second and third anniversaries of the date of grant.

As set forth in the table above, the vesting of one performance-based option grant is to be determined based on the price of the Company’s common stock, as measured by the average per share closing price over a period of 20 consecutive trading days (the “average stock price”), attaining specified levels of appreciation over the per share closing stock price on the date of grant, or $10.77 (the “grant date stock price”), according to the following schedule: 25% of these options will vest when the average stock price equals or exceeds $16.16 (150% of the grant date stock price); 25% of these options will vest when the average stock price equals or exceeds $18.85 (175% of the grant date stock price); 25% of these options will vest when the average stock price equals or exceeds $21.54 (200% of the grant date stock price); and 25% of these options will vest when the average stock price equals or exceeds $24.23 (225% of the grant date stock price).

The vesting of the other performance-based option grant is to be determined based on the Company’s annual return on equity percentage, on a non-GAAP basis, (the “Annual ROE Percentage”), as compared with the issuer’s annual return on equity percentage for its 2008 fiscal year (the “2008 ROE Percentage”) according to the following schedule: 20% of these options will vest when the Annual ROE Percentage is equal to or greater than two percentage points more than the 2008 ROE Percentage; 20% of these options will vest when the Annual ROE Percentage is equal to or greater than four percentage points more than the 2008 ROE Percentage; 20% of these options will vest when the Annual ROE Percentage is equal to or greater than six percentage points more than the 2008 ROE Percentage; 20% of these options will vest when the Annual ROE Percentage is equal to or greater than eight percentage points more than the 2008 ROE Percentage; and 20% of these options will vest when the Annual ROE Percentage is equal to or greater than ten percentage points more than the 2008 ROE Percentage. For these purposes, non-GAAP return on equity is defined as non-GAAP net income divided by stockholders’ equity. Non-GAAP net income is defined as net income determined in accordance with GAAP adjusted to remove the impact of recurring amortization of acquisition-related intangibles, recurring stock-based compensation expense, as well as restructuring related and non-recurring charges and gains and the tax effect of these adjustments. Such non-recurring charges and gains include project abandonment costs, goodwill and asset impairment charges, costs related to our stock option review completed in 2008, certain legal settlements, and our sale of certain real estate assets. The 2008 ROE Percentage was 7.1%.

The time-based restricted stock units granted to each named executive officer in August 2009 vest annually over three years, and the time-based stock options will vest and become exercisable with respect to 25% of the award on the first anniversary of the date of grant and thereafter with respect to an additional 2.5% of the award each month, with full vesting in 42 months.

The Compensation Committee believes that the structure of the performance-based option grants create additional incentives for the named executive officers to help increase our stock price and create value for our stockholders. In addition, the grant related to Annual ROE Percentage creates continued incentives for executives to increase our net income over 2008 levels. Each of these grants also provides a retention incentive as the vesting of the grant in each case is contingent on the executive’s continued employment with the Company through the vesting date and further aligns the interests of executives with those of our stockholders (as the value of the grant depends on our stock price).

At the time of the grant of the award, the Compensation Committee determined that the performance-based option grants would constitute approximately 50% of the total number of shares subject to each named executive officer’s equity incentive award for fiscal year 2009, with the time-based option and time-based restricted stock units constituting approximately 30% and approximately 20% of the total number of shares subject to each executive’s equity incentive award, respectively. The Compensation Committee believes that such allocation of shares among different types of awards balances the goals of retention and performance and approximates certain stockholders’ of the Company preference for 80/20 ratio of options to restricted stock units. In determining the value of each named executive officer’s total equity award, the Compensation Committee reviewed certain equity award ranges provided by Mercer, based on comparisons against market benchmarks and the executives historic long terms incentive equity. The Compensation Committee considered, among other things, the desired pay positioning and market competitiveness of total compensation, financial and operational performance of the Company, individual performance of each named executive officer, retention value of outstanding equity awards and associated retention risk, the amount of shares remaining under the 2009 Equity Plan and their planned use for purposes other than executive compensation (such us equity needed for the Company’s stock options exchange offer launched in August 2009 or equity needed for future grants to employees and directors of the Company), probability of achievement of performance-based awards and the implied total direct compensation. After review, the Committee approved the program design and the award values. The number of shares granted as a result was determined accordingly based on the Company’s stock price and valuation of the equity vehicles.

In January 2009, the Compensation Committee also approved an award to Mr. Ritchie of 20,000 restricted stock units. The restricted stock units vest in equal installments on each of the first two anniversaries of the date of grant. The Compensation Committee granted the restricted stock units to Mr. Ritchie in recognition of his efforts and performance in the completion of a material real estate transaction. The Compensation Committee determined the number of Mr. Ritchie’s restricted stock units based on its subjective evaluation of the benefit to the Company of the real estate transaction and Mr. Ritchie’s efforts in completing the transaction.

As previously described in the Company’s prior proxy statements, the Company granted the named executive officers restricted stock awards during 2005 and 2006 that would vest upon the achievement of financial performance goals established by the Compensation Committee or, if the financial targets are not met, on the seventh anniversary of the grant date if the executive’s employment with the Company continues through that date. Based on Company performance since the awards were granted, the 2005 restricted stock awards have fully vested.

The 2006 restricted stock awards are scheduled to vest 25% on the first, second, third and fourth anniversaries of the grant, provided that the Company achieves at least 85% of its performance plan for the fiscal year preceding each vesting date. In the event the financial targets, as determined for each relevant fiscal year, are not met, the financial targets are measured in each subsequent year through 2012 and the shares underlying the unvested award will vest in full on March 15, 2013. Any restrictions on vesting that has been deferred due to failure to achieve the applicable performance targets will lift upon achievement of 85% of the performance target in any future year. The financial targets for the 2006 restricted stock awards were met for the fiscal years of 2006 and 2007, so that 25% of the restricted stock awards vested on each of March 15, 2007 and March 15, 2008. Performance objectives were not met for the fiscal years of 2008 and 2009. The financial targets related to the remaining 50% of the restricted stock award will be measured again for the fiscal years 2010 and 2011.

Severance Arrangements

Each named executive officer has entered into an employment agreement with the Company which provides for severance benefits under certain events, such as a termination without cause or the executive resigning for good reason. The employment agreements are designed to promote stability and continuity of senior management.

In addition, the Company recognizes that the possibility of a change of control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Compensation Committee has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction that may arise from the possibility of a change of control. As a result, the employment agreements include provisions relating to the payment of severance benefits under certain circumstances in the event of a change of control. Under the change of control provisions, in order for severance benefits to be triggered, an executive must be involuntarily terminated without cause or the executive must leave for good reason within 24 months after a change of control. The Compensation Committee approved the employment agreements during 2006, which contain the severance benefits described below. The Compensation Committee considered information provided by Executive Management in concert with data from Mercer and used its discretion when approving each element and amount of the potential severance benefits payable to the named executive officers.

Information regarding the severance benefits for the named executive officers under their employment agreements is provided under the headings “Employment Agreements” and “Potential Payments upon Termination or Change of Control” on pages 35 through 38 of this Proxy Statement.

Other Elements of Compensation and Perquisites

There are no other material elements of compensation that the named executive officers receive. The named executive officers may not defer any component of any annual incentive bonus earned and do not participate in another deferred compensation plan. Likewise, the Company does not maintain any defined benefit pension plans for its employees. However, named executive officers are eligible to participate in the Company’s 401(k) savings plan on the same terms and conditions as other Company employees. In May 2009, the Company temporarily suspended its matching of employee contributions to 401(k) savings plan. In addition, the named executive officers are eligible to participate in the Company’s group health and welfare plans on the same terms and conditions as other Company employees.

The Company also provides the Chief Executive Officer and the President with an automobile allowance during the term of their employment with the Company, as the Company in its sole discretion may from time to time make available.

Subsequent Committee Actions

For fiscal year 2010, the Compensation Committee approved a performance-based equity bonus program (the “2010 Program”) in lieu of a cash bonus program. For 2010, each named executive officer is eligible to be paid a bonus based on a target percentage of such named executive officer’s 2010 annual base salary excluding the voluntary salary reductions implemented in 2009. The 2010 bonus target amounts of Messrs Gecht, Rosenzweig and Ritchie were set at 105%, 95% and 75%, respectively, of their base salary. Based upon the Company’s performance against the 2010 revenue and non-GAAP operating income targets, the 2010 bonus will be paid through the vesting of performance-based restricted stock units awarded in execution of the 2010 Program. Each named executive officer’s 2010 performance-based equity bonus will be 60% based on the achievement of targets relating to the Company’s non-GAAP operating income and 40% based on the achievement of Company revenue targets, subject in each case to the Company achieving a minimum threshold for non-GAAP income determined by the Compensation Committee.

In execution of this program, the Compensation Committee also approved the grants of restricted stock unit awards to each named executive officer under the Company’s 2009 Equity Plan, with the aggregate number of units subject to each named executive officer’s award being determined by dividing such officer’s target bonus by the closing price of the Company’s common stock on the trading day immediately preceding the grant date. The awards will vest in full or on a pro-rata basis, if and as applicable, upon confirmation that the vesting conditions set forth therein have been satisfied.

Tax Considerations

As part of its performance-based compensation program, the Company aims to compensate the named executive officers in a manner that is tax effective for the Company. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to each of the corporation’s named executive officers, other than the chief financial officer, as of the end of the fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Although the Compensation Committee considers the impact of Section 162(m) when developing and implementing executive compensation programs, the Compensation Committee believes that it is important and in the best interests of stockholders to preserve flexibility in designing compensation programs. Accordingly, the Compensation Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m). In practice, a portion of the Company’s annual incentive program and many of the Company’s equity award grants (including the performance-based equity bonus program for fiscal year 2010 described above) are intended to qualify as performance-based compensation exempt from Section 162(m) of the Internal Revenue Code. The Compensation Committee has from time to time approved, and may in the future approve, compensation arrangements for certain named executive officers that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Compensation Committee’s efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has at any time been one of the Company’s named executive officers or employees or had any relationships requiring disclosure by the Company under the SEC rules requiring disclosure of certain relationships and related party transactions. None of the Company’s named executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more named executive officers serving on the Board of Directors or Compensation Committee.

Compensation Risk Assessment

The Compensation Committee, with the assistance of Mercer, reviewed the elements of executive compensation to determine whether any portion of the program encouraged excessive risk taking. Following that assessment, the Compensation Committee believes that the mix and design of the elements of our executive compensation program do not encourage management to take excessive risks, based on the following factors:

•

compensation is allocated among base salaries and short and long-term compensation in a way as to not encourage excessive risk taking. The base salaries are fixed in order to provide the executives with a cash income, which allows them to focus on the Company’s issues and objectives as a whole, without being solely concerned about the stock price performance. The short and long-term compensation are designed to both reward Company’s overall performance and align the named executive officers’ interest with those of our stockholders;

•

our annual bonus program is intended to balance risk and encourage our named executive officers to focus on specific short-term goals important to our success. While our annual bonus program is based on achievement of short-term or annual goals, and short-term goals, such as successful launch of four or more new products for the Inkjet business segment, may encourage the taking of short-term risks at the expense of long-term results, our named executive officers’ annual bonuses are determined based on a combination of objective performance criteria as described above and are subject to reduction by the Compensation Committee based on the named executive officers’ performance. In addition, our approach to setting of thresholds and targets with payouts at multiple levels of performance, and evaluation of performance based on objective measures is intended to assist in mitigating excessive risk taking. Finally, the bonus payable under our annual bonus program is subject to a maximum payout, which limits the overall payout potential;

•

the majority of equity-based compensation provided to our named executive officers is in the form of performance-based awards that are important to help further align named executive officers’ interests with those of our stockholders. The ultimate value of the awards is tied to the Company’s stock price, and because grants are subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance;

•

the Company’s current practice is to grant our named executive officers both options and restricted stock units. This mixture is designed to provide a balance between the goals of increasing the price of our common stock (as stock options only have value if the stock price increases after the option is granted) and avoiding risks that could threaten our growth and stability (as restricted stock units are exposed to decreases in our stock price);

•

the performance measures used to determine the payment of awards to our named executive officers are Company-wide measures only, as opposed to measures linked to the performance of a particular business segment. Applying Company-wide performance measures is designed to encourage our named executive officers to make decisions that are in the best long-term interests of the Company and our stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Gill Cogan

Dan Maydan

Compensation of Executive Officers

Summary Compensation Table for 2009

The following table sets forth compensation paid to our named executive officers for the fiscal years ended December 31, 2009, 2008, and 2007:

Name and principal position (a)	Year (b)	Salary (c)(1)	Bonus (d)(1)(4)	Stock awards (e)(2)	Option awards (f)(2)(3)	Non-equity incentive plan compensation (g)(1)(4)	Change in pension value and nonqualified deferred compensation earnings (h)	All other compensation (i)(1)(5)	Total (j)
Guy Gecht, Chief Executive Officer	2009	$554,125	$—	$836,829	$1,546,708	$—	$—	$28,714	$2,966,376
	2008	607,500	—	1,952,196	1,852,672	—	—	9,172	4,421,540
	2007	570,000	478,800	—	—	—	—	22,786	1,071,586
Fred Rosenzweig, President	2009	473,687	—	304,253	562,349	—	—	29,139	1,369,428
	2008	525,000	—	1,058,672	1,115,541	—	—	10,272	2,709,485
	2007	510,000	385,560	—	—	—	—	10,172	905,732
John Ritchie, Chief Financial Officer	2009	288,042	—	444,358	492,677	—	—	2,889	1,227,966
	2008	310,000	—	794,000	557,771	—	—	5,472	1,667,243
	2007	310,000	143,220	—	—	—	—	18,095	471,315

(1)	All cash compensation earned by each executive officer for fiscal years 2009, 2008 and 2007 is reflected in the Salary, Bonus, or All other compensation columns of this table. There were no deferred salaries or other compensation in 2009, 2008, or 2007. The amounts indicated for 2009 reflect voluntary salary reductions of 15% for Guy Gecht and Fred Rosenzweig and 10% for John Ritchie, all effective on April 1, 2009.
(2)	In accordance with the new SEC rules adopted on December 16, 2009, the amounts reported in the Stock Awards and Option Awards columns represent the aggregate grant date fair value determined in accordance with ASC 718 of equity-based awards granted during the applicable year. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying the valuation of equity awards. Amounts for 2008 and 2007 have been recomputed under the same methodology in accordance with new rules. As a result, each named executive officer’s total compensation amounts for 2008 and 2007 also differ from the amounts previously reported in our Summary Compensation Table for these years. In previous years, the amounts included in Stock Awards and Option Awards columns represented the compensation cost, except disregarding estimated forfeitures, that was recognized by us in the fiscal years ended December 31, 2008 and 2007, respectively, in accordance with Statement of Financial Accounting Standards No. 123R, “Share-based Payments (currently codified as ASC 718) and the SEC rules then applicable.
(3)	The amounts reported in the Stock Awards and Option Awards columns of the table above for 2009 include the grant date fair value of performance-based awards granted to the named executive officers in each of these years based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards. The probable grant date fair value was determined assuming that the highest level of performance conditions will be achieved.
(4)	As a result of Company and individual performance and economic conditions during fiscal years 2009 and 2008, no bonuses were payable to the named executive officers under the executive bonus programs. Amounts listed for fiscal year 2007 represent cash bonuses accrued in 2007 under the executive incentive plan and paid in February 2008.
(5)	For fiscal year 2009, includes reimbursement of tax advisory fees, auto allowances, 401(k) employer matching contributions and life insurance premiums, in the amounts indicated below:

	Guy Gecht	Fred Rosenzweig	John Ritchie
Tax advisory fee	$20,000	$20,000	$—
Auto allowance	4,800	4,800	—
401(k) matching contribution(a)	3,042	3,467	2,041
Life insurance premiums	872	872	848

Total	$28,714	$29,139	$2,889

(a)	In May 2009, the Company temporarily suspended matching of employee contributions to 401(k) plan.

2009 Grants of Plan-Based Awards Table

The following options, restricted stock awards, restricted stock units, and non-equity incentive plan-based awards were granted during the fiscal year ended December 31, 2009 to each of the Company’s named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Value of Stock and Option Awards ($)(2)
Name and Grant Date	Grant Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Guy Gecht
8/28/2009(3)	Stock Options				43,707	174,825	174,825			$10.77	$993,880
8/28/2009(4)	Stock Options				3,885	19,425	19,425			$10.77	$79,060
8/28/2009(5)	Stock Options								116,550	$10.77	$473,768
8/28/2009(6)	Restricted Stock Units							77,700			$836,829
6/5/2009(1)	Annual Target Bonus	$—	$332,010	$664,020
6/5/2009(1)	Annual Target Bonus	$—	$221,340	$442,680

Fred Rosenzweig
8/28/2009(3)	Stock Options				15,891	63,563	63,563			$10.77	$361,356
8/28/2009(4)	Stock Options				1,413	7,062	7,062			$10.77	$28,742
8/28/2009(5)	Stock Options								42,375	$10.77	$172,252
8/28/2009(6)	Restricted Stock Units							28,250			$304,253
6/5/2009(1)	Annual Target Bonus	$—	$256,785	$513,570
6/5/2009(1)	Annual Target Bonus	$—	$171,190	$342,380

John Ritchie
8/28/2009(3)	Stock Options				13,922	55,688	55,688			$10.77	$316,586
8/28/2009(4)	Stock Options				1,238	6,187	6,187			$10.77	$25,180
8/28/2009(5)	Stock Options								37,125	$10.77	$150,911
8/28/2009(6)	Restricted Stock Units							24,750			$266,558
6/5/2009(1)	Annual Target Bonus	$—	$92,070	$184,140
6/5/2009(1)	Annual Target Bonus	$—	$61,380	$122,760
1/30/2009(7)	Restricted Stock Units							20,000			$177,800

(1)	“Threshold,” “Target,” and “Maximum” columns in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column represent amounts payable under our 2009 annual target bonus program. As described in the Compensation Discussion and Analysis above, attainment of 60% of the annual threshold, target, and maximum bonus payouts will be determined based on attainment of financial objectives and 40% of the potential payout will be based on attainment of strategic growth objectives. Threshold achievement results in no bonus payout, target achievement results in 100% bonus payout, and the maximum payable under the annual bonus program is 200% of a participant’s target bonus, with pro rata payouts for achievement between these levels. No bonuses were paid to the named executive officers for 2009 under the annual bonus program.

Estimated Future Payouts under Equity Incentive Plan Awards represents performance-based awards granted to the named executive officers on August 28, 2009.

(2)	Grant Date Fair Value of Stock or Option Awards represents the grant date fair value of the applicable award calculated in accordance with ASC 718. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying the valuation of equity awards.
(3)	Each option vests with respect to 25% of the shares subject thereto when the average closing stock price over a period of 20 consecutive trading days equals or exceeds $16.16, $18.85, $21.54, and $24.23, respectively.
(4)	Each option vests with respect to 20% of the shares subject thereto when non-GAAP return on equity for the year then ended exceeds non-GAAP return on equity for the year ended December 31, 2008 by 2%, 4%, 6%, 8%, and 10%, respectively. Non-GAAP return on equity is defined as non-GAAP net income divided by stockholders’ equity. See the “Long-Term Equity Incentive Program” section of the Compensation Discussion and Analysis above for more information on the calculation of non-GAAP performance measures used for these options.
(5)	Each option vests with respect to 25% of the shares subject thereto on the first anniversary of the date of grant and thereafter with respect to an additional 2.5% of the shares each month, with full vesting in 42 months from the date of grant.
(6)	Each restricted stock unit award vests with respect to one-third of the units on the first, second, and third anniversaries of the date of grant.
(7)	This restricted stock unit award vests with respect to one-half of the units on the first and second anniversaries of the date of grant.

Description of Plan-Based Awards

Non-Equity Incentive Plan Awards.    The material terms of the non-equity incentive plan awards reported in the above table are described in the Compensation Discussion and Analysis section above under the heading “Short-Term Incentive Compensation.”

Equity Incentive Plan Awards.    Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the Company’s 2009 Equity Incentive Award Plan (the “2009 Plan”). The 2009 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the plan are generally only transferable to a beneficiary of a named executive officer upon his death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2009 Plan, if there is a change in control of the Company, each named executive officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be cancelled in exchange for the right to receive a cash payment in connection with the change in control transaction.

In addition, each named executive officer may be entitled to accelerated vesting of his outstanding equity-based awards upon certain terminations of his employment with the Company and/or a change in control of the Company. The terms of this accelerated vesting are described in the Potential Payments upon Termination or Change in Control section below.

Options.    Each option reported in the table above was granted with a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the grant date. For these purposes, and in accordance with our 2009 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

The vesting requirements applicable to each option granted to the named executive officers in 2009 are described in the footnotes to the table above and in the “Long-Term Equity Incentive Program” section of the Compensation Discussion and Analysis. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our named executive officers in 2009 has a term of seven years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the named executive officer’s employment. The named executive officer will generally have three months to exercise the vested portion of the option following a voluntary termination of his employment. This period is extended to twelve months if the termination is due to the named executive officer’s death or disability. The options granted to the named executive officers during 2009 do not include any dividend rights.

Restricted Stock Units.    Each grant of restricted stock units reported in the table above is scheduled to vest on an annual basis over a three-year period following the grant date, except that the grant made to Mr. Ritchie in January 2009 is scheduled to vest in two annual installments following the grant date. Restricted stock units are payable on vesting in an equal number of shares of the Company’s common stock. The named executive officer does not have the right to vote or dispose of the restricted stock units and does not have any dividend rights with respect to the restricted stock units.

Outstanding Equity Awards at 2009 Fiscal Year-End Table

The following table presents certain information with respect to unexercised options and unvested stock awards previously granted to the named executive officers as of the fiscal year end December 31, 2009:

			Option Awards					Stock Awards
Name (a)	Vesting Commencement Date		Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised options (#) (d)	Option exercise price per share ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Guy Gecht	4/11/2005	(1)	197,639			$17.00	4/11/2012
	3/15/2006	(2)								36,110	$468,347
	2/26/2008	(3)	193,666	156,334		$15.88	2/26/2015
	2/26/2008	(4)						77,000	$998,690
	8/28/2009	(5)			43,707	$10.77	8/28/2016
	8/28/2009	(6)			3,885	$10.77	8/28/2016
	8/28/2009	(7)		116,550		$10.77	8/28/2016
	8/28/2009	(8)						77,700	$1,007,769

Fred Rosenzweig	4/25/2002	(1)	51,866			$17.50	4/24/2012
	4/11/2005	(1)	166,667			$17.00	4/11/2012
	3/15/2006	(2)								27,776	$360,255
	2/26/2008	(3)	110,666	89,334		$15.88	2/26/2015
	2/26/2008	(4)						44,000	$570,680
	8/28/2009	(5)			15,891	$10.77	8/28/2016
	8/28/2009	(6)			1,413	$10.77	8/28/2016
	8/28/2009	(7)		42,375		$10.77	8/28/2016
	8/28/2009	(8)						28,250	$366,403

John Ritchie	8/21/2003	(1)	13,372			$19.98	8/21/2010
	4/18/2005	(1)	18,125			$16.42	4/18/2012
	3/15/2006	(2)								8,000	$103,760
	2/26/2008	(3)	55,333	44,667		$15.88	2/26/2015
	2/26/2008	(4)						33,000	$428,010
	8/28/2009	(5)			13,922	$10.77	8/28/2016
	8/28/2009	(6)			1,238	$10.77	8/28/2016
	8/28/2009	(7)		37,125		$10.77	8/28/2016
	8/28/2009	(8)						24,750	$321,008
	1/30/2009	(9)						20,000	$259,400

(1)	Each option vests with respect to 25% of the shares subject thereto on the vesting commencement date and then at a rate of 2.5% of the total number of shares subject to the option per month over the next thirty months.
(2)	Each restricted stock award vests at the rate of 25% of the number of shares underlying the award on each anniversary of the vesting commencement date, provided that specified performance targets are achieved. In the event performance targets are not achieved in each subsequent year through 2012, all remaining unvested shares underlying the restricted stock award will vest on March 15, 2013.
(3)	Each option vests with respect to 33% of the shares subject thereto on the first anniversary of the date of grant and thereafter with respect to an additional 2.23% of the shares each month, with full vesting in 42 months from the date of grant.
(4)	Each restricted stock unit award vests with respect to one-third of the shares on the first, second and third anniversary of the date of grant.
(5)	Each option vests with respect to 25% of the shares subject thereto when the stock price equals $16.16, $18.85, $21.54, and $24.23, respectively. The number of securities underlying unexercised options is based on achieving threshold performance goals.

(6)	Each option vests with respect to 20% of the shares subject thereto when non-GAAP return on equity for the year then ended exceeds non-GAAP return on equity for the year ended December 31, 2008 by 2, 4, 6, 8, and 10 percent, respectively. Pursuant to the SEC rules, the number of securities underlying unexercised options presented in the table above is based on achieving threshold performance goals.
(7)	Each option vests with respect to 25% of the shares subject thereto on the first anniversary of the date of grant and thereafter with respect to an additional 2.5% of the shares each month, with full vesting in 42 months from the date of grant.
(8)	Each restricted stock unit award vests with respect to one-third of the shares on the first, second, and third anniversaries of the date of grant.
(9)	Each restricted stock unit award vests with respect to one-half of the shares on the first and second anniversaries of the date of grant.

Option Exercises and Stock Vested in 2009 Table

The following table presents options exercised and restricted stock awards vested by the named executive officers during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
Name (a)	Number of shares acquired on exercise (#)(b)	Value realized on exercise ($)(c)	Number of shares acquired on vesting (#)(d)	Value realized on vesting ($)(e)(1)
Guy Gecht	—	$—	39,667	$348,276
Fred Rosenzweig	—	—	22,667	199,016
John Ritchie	—	—	17,000	149,260
During fiscal year 2009, no stock options were exercised by any of our named executive officers.

(1)	The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

Pension Benefits

The Company does not provide Pension Benefits to its employees.

Nonqualified Deferred Compensation

The Company historically has not provided nonqualified deferred compensation to its employees.

Employment Agreements

The Company has entered into an employment agreement with each of its named executive officers. The employment agreements, each effective as of August 1, 2006, have an initial term of three years and automatically renew for additional one year periods unless terminated by either party upon sixty days written notice prior to the expiration of the agreement. Each named executive officer’s employment with the Company is at-will, and either party may terminate the employment relationship at any time for any reason, with or without cause and with or without notice.

Each employment agreement provides, among other things, that:

•	the named executive officer shall be eligible for bonuses under the annual management bonus plan as approved by the Compensation Committee;

•	the named executive officer is eligible to receive stock options and other equity awards based on the named executive officer’s performance;

•

in the event that prior to or within two years following a change in control, the Company terminates the named executive officer’s employment without cause or the named executive officer voluntarily terminates his employment for good reason, the named executive officer is eligible for severance benefits consisting of salary continuation, a pro-rata bonus based on salary levels prior to the voluntary salary reduction instituted in April 2009, employer subsidized health benefit continuation under COBRA, and outplacement services;

•

if the named executive officer becomes entitled to receive severance, the vesting of the named executive officer’s outstanding and unvested stock options and other equity awards shall be either partially or fully accelerated, performance conditions waived, and the post-termination exercise period for stock options shall be extended;

•

if the named executive officer is required to pay tax penalties under Section 409A of the Internal Revenue Code in connection with his receipt of severance benefits, the Company shall pay the named executive officer a gross up payment to hold the named executive officer harmless, on an after-tax basis, for any such penalties; and

•	the named executive officer is subject to a non-solicitation covenant during his employment and for one year following termination of employment.

For more information on the severance provisions of these employment agreements, please see the severance tables and related footnotes in the section below.

Potential Payments upon Termination or Change of Control

Potential payments that may be made to the Company’s named executive officers upon a termination of employment or a change of control, pursuant to their employment agreements or otherwise, are set forth below.

Quantitative benefits that would have accrued to each of the Company’s named executive officers employed by the Company on December 31, 2009 are estimated below. These estimates of quantitative benefits assume that the termination of employment and/or change in control triggering payment of these benefits occurred on December 31, 2009, with benefits being valued using the closing sales price of the Company’s common stock on such date ($12.97). Receipt of these benefits is subject to the Company’s receipt of an executed separation agreement and full release of all claims from the named executive officer. The executive’s actual benefits upon a termination or change of control may be different from those described below if such event were to occur on any other date or at any other price, or if any assumption is not correct in fact.

Potential payments to the Company’s named executive officers upon termination by the Company without cause or termination by the named executive officer for good reason, other than within the 24 month period commencing on a change in control, are estimated as follows:

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued health care coverage benefits ($)(3)	Value of accelerated vesting of stock options and awards ($)(4)	Total ($)
Guy Gecht	$1,891,000	$35,000	$29,976	$1,414,067	$3,370,043
Fred Rosenzweig	1,298,500	35,000	30,284	842,479	2,206,263
John Ritchie	635,500	35,000	30,284	662,002	1,362,786

(1)

The amount shown is the lump sum severance payment that consists of 24 months of base salary for Mr. Gecht and 18 months for each of Messrs. Ritchie and Rosenzweig based on salary levels prior to the voluntary salary reduction instituted in April 2009, plus an amount equal to the bonus that the named executive officer would have earned in 2009, also based on salary levels prior to the voluntary salary reduction instituted in April 2009 and assuming that 100% of any performance targets applicable to the bonus were attained. If the named executive officer is terminated during the year by the Company without cause or by the executive for good reason, the bonus is prorated for the portion of the year that the named executive officer was with the Company.
(2)	Messrs. Gecht, Ritchie and Rosenzweig would be entitled to outplacement services up to a maximum of $35,000.
(3)	Messrs. Gecht, Ritchie and Rosenzweig would be entitled to premium reimbursement for health insurance coverage under Part 6 of Title I of ERISA (COBRA) for up to 18 months.
(4)	Messrs. Gecht, Ritchie and Rosenzweig would be entitled to accelerated vesting of options and restricted stock or restricted stock unit awards with respect to that number of shares that would otherwise have vested during the six month period following the termination date without giving any consideration to performance conditions, if any. For options and other awards that vest on an annual basis, credit is given as if the vesting accrued monthly. The value of the accelerated options and other awards is calculated based on the Company’s closing stock price at December 31, 2009 of $12.97 per share, less the exercise price with respect to accelerated options. The number of stock options and restricted shares/units subject to acceleration for each named executive officer if a termination by the Company without cause or by the named executive officer for good reason had occurred on December 31, 2009, are as follows:

Name	Stock Options (#)	Restricted Stock awards/units (#)
Guy Gecht	46,900	109,026
Fred Rosenzweig	26,800	64,956
John Ritchie	13,400	51,041

The table below sets forth potential payments to the Company’s named executive officers upon termination without cause by the Company or upon termination for good reason by the named executive officers, within 24 months following a change of control as follows:

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued health care coverage benefits ($)(3)	Value of accelerated vesting of stock options and awards ($)(4)	Total ($)
Guy Gecht	$2,511,000	$35,000	$29,976	$3,158,566	$5,734,542
Fred Rosenzweig	1,563,500	35,000	30,284	1,545,937	3,174,721
John Ritchie	790,500	35,000	30,284	1,199,008	2,054,792

(1)	The amount shown is the lump sum severance payment that consists of 36 months of base salary for Mr. Gecht and 24 months for each of Messrs. Ritchie and Rosenzweig based on salary levels prior to the voluntary salary reduction instituted in April 2009, plus an amount equal to the bonus that the named executive officer would have earned in 2009, also based on salary levels prior to the voluntary salary reduction instituted in April 2009 and assuming that 100% of any performance targets applicable to the bonus were attained. If the named executive officer is terminated during the year by the Company without cause or by the executive for good reason within 24 months after a change in control, the target bonus is prorated for the portion of the year that the named executive officer was with the Company.
(2)	Messrs. Gecht, Ritchie and Rosenzweig would be entitled to outplacement services up to a maximum of $35,000.
(3)	Messrs. Gecht, Ritchie and Rosenzweig would be entitled to premium reimbursement for health insurance coverage under Part 6 of Title I of ERISA (COBRA) for up to 18 months.
(4)

Messrs. Gecht, Ritchie and Rosenzweig would be entitled to accelerated vesting on 100% of all unvested options, restricted stock awards, and restricted stock units as of their termination date without giving consideration to performance conditions, if any. The value of the accelerated options and other awards is calculated based on the Company’s closing stock price at December 31, 2009 of $12.97 per share, less the exercise price with respect to accelerated options. The number of stock options and restricted stock awards/units subject to acceleration for each named executive officer if a termination by the Company without cause or by the executive for good reason had occurred on December 31, 2009 (assuming such termination was within 24 months after a change of control) are as follows:

Name	Stock Options (#)	Restricted Stock awards/units (#)
Guy Gecht	467,134	190,810
Fred Rosenzweig	202,334	100,026
John Ritchie	143,667	85,750

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2009 concerning securities that are authorized under the Company’s equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 1)
Equity compensation plans approved by stockholders	5,531,167	(1)	$14.66	6,054,564	(2)
Equity compensation plans not approved by stockholders	—		—	—

Total	5,531,167		$14.66	6,054,564

(1)	Includes options outstanding as of December 31, 2009, representing 15,097 shares with an average exercise price of $95.33 per share, that were assumed in connection with business combinations.
(2)	Includes 3,109,019 shares available under the 2009 Plan and 2,945,545 shares available under the ESPP.

Compensation Risk Assessment

In 2010, the Compensation Committee, with the assistance of Mercer, reviewed the elements of the Company’s compensation programs and practices for all employees. Following that assessment, the Compensation Committee does not believe that our compensation programs and practices create risks that are reasonably likely to have a material adverse effect on the Company.

AUDIT COMMITTEE REPORT

As more fully described in its Charter, the Audit Committee oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company and assists the Board of Directors in oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the Company’s systems of internal controls.

In the performance of its oversight function, the Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee has discussed these audited financial statements and overall financial reporting process, including the Company’s system of internal controls, with management of the Company.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from PwC required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” as amended, and has discussed with PwC the independence of PwC from the Company.

Based on the review and discussions referred to above in this Report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

AUDIT COMMITTEE

Richard A. Kashnow

James S. Greene

Thomas Georgens

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

/s/ BRYAN KO
Bryan Ko
Secretary

Dated: April 19, 2010

SAMPLE PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ELECTRONICS FOR IMAGING, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 27, 2010

The undersigned stockholder of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 19, 2010, and hereby appoints Guy Gecht and Bryan Ko, or either of them, his, her or its proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the proxies, to represent the undersigned at the 2010 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Thursday, May 27, 2010 at 9:00 a.m., Pacific Time, at the Company’s corporate headquarters, 303 Velocity Way, Foster City, California 94404, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this Proxy. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

ELECTRONICS FOR IMAGING, INC.

May 27, 2010

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2010: The Company’s Proxy Statement dated April 19, 2010 and Annual Report for the fiscal year ended December 31, 2009 are available electronically at http://ir.efi.com/proxy.cfm.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

À    Please detach along perforated line and mail in the envelope provided.    À

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS:
NOMINEES:
☐	FOR ALL NOMINEES	o	Gill Cogan
		o	Guy Gecht
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	o	Thomas Georgens
		o	Richard A. Kashnow
		o	Dan Maydan
		o	Fred Rosenzweig
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

2. To ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

☐	FOR

☐	AGAINST

☐	ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other matter or matters that may properly come before the meeting or any adjournment thereof.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” ELECTION OF ALL THE NOMINEES FOR DIRECTORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■